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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25



                           NOTIFICATION OF LATE FILING

             For the Form 10-QSB for Period Ended September 30, 2000

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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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                                     PART I
                             REGISTRANT INFORMATION


                            ELGIN TECHNOLOGIES, INC.
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                             Full Name of Registrant



                                10 COLUMBIA DRIVE
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            Address of Principal Executive Office (Street and Number)


                                AMHERST, NH 03031
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                            City, State and Zip Code



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                                     PART II
                             RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X| |(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| |(b) The subject quarterly report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

| | |(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-QSB, could not be filed within the prescribed time period.


         The Registrant is unable to file its Quarterly Report on Form 10-QSB for the period ended September 30, 2000 within the prescribed period due to delays in gathering information required to complete the preparation of the financial statements. Management is in the process of finalizing the financial statements for the quarter.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   MICHAEL J. SMITH                                 (603) 598-4700
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       (Name)                                    (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes | | No



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(3)  Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? | | Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


            ELGIN TECHNOLOGIES, INC.
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    (Name of Registrant as Specified in Charter)

    Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:    NOVEMBER 13, 2000          /S/ MICHAEL J. SMITH
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                                    By:  MICHAEL J. SMITH
                                    Title: EXECUTIVE VICE PRESIDENT AND
                                           CHIEF FINANCIAL OFFICER



Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)